URBAN EDGE PROPERTIES
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1.Adoption; Purpose. The Compensation Committee of the Board of Trustees of Urban Edge Properties (the “Company”) has adopted this Executive Severance and Change of Control Plan (this “Plan”) for the purpose of providing severance and change of control protections to certain key employees of the Company and its Subsidiaries.

2.Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Compensation Committee as Participants from time to time, subject to, and upon, such employee executing and delivering to the Company a Letter Agreement. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant at any time.

3.Certain Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

“Accrued Bonus” shall mean an annual cash bonus awarded under the Company’s applicable incentive plan for a calendar year ended prior to the year which includes the Termination Date: (a) with respect to which the Compensation Committee determines, in its reasonable discretion, that the performance goals, conditions or metrics related thereto have been achieved by a Participant; and (b) which has not been paid to such Participant on or before such Participant’s Termination Date.

“Accrued Rights” shall mean, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (c) independent rights under any award granted to such Participant pursuant to the Incentive Plan (including any vested Long-Term Incentive Awards) and other written compensation arrangements between such Participant and the Company; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements.

“Base Salary” means the Participant’s highest annual rate of base salary during the twelve (12)-month period immediately prior to the Participant’s Date of Termination.

“Benefits Continuation” shall mean that the Company shall reimburse a Participant for the difference between the monthly COBRA premium paid by such Participant for Participant and Participant’s dependents and the monthly premium amount for such group health plan coverage paid by similarly situated active employees of the Company.

“Board” means the Board of Trustees of the Company and, after a Change in Control, the “board of directors” or similar constituent body of the parent corporation or surviving corporation, as the case may be.

“Cause” means: (i) the Participant’s willful and continued failure (other than as result of Participant’s incapacity due to physical or mental illness) to substantially perform the Participant’s duties with the Company after receipt of notice requesting such performance; (ii) willful and gross misconduct by the Participant in connection with the performance of services for the Company that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company; or (iii) the Participant’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime (excluding any vehicular offense) or a crime involving fraud, forgery, embezzlement or similar conduct. The actions in (i) above will not be considered Cause unless the Participant has failed to cure such actions (if curable) within thirty (30) days of receiving written notice specifying with particularity the events allegedly giving rise to Cause. Further, no act or failure to act by the Participant will be deemed “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.

“Change in Control” means the occurrence of any one of the following events:

(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust)sponsored or maintained by the Company or any of its affiliates or (4) any acquisition by any entity pursuant to a transaction described below in clauses (iii)(1), (iii)(2) or (iii)(3) of this definition;

(ii)    any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity interests of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common shares (or other common equity securities) and the combined voting power of the then-

outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares (or other common equity securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of trustees or board of directors (or equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Change of Control Termination Payment” shall mean an amount equal to:(a) a Participant’s Change of Control Termination Payment Multiple; multiplied by (b) the sum of: (i) a Participant’s Base Salary; plus (ii) a Participant’s Target Cash Bonus.

“Change of Control Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Change of Control Termination Payment.

“COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Disability” means, with respect to a Participant, a physical or mental incapacity whereby such Participant is unable for a period of six (6) consecutive months to perform the essential functions of such Participant’s duties.

“Effective Date” means February 11, 2022.

“Incentive Plan” shall mean any long-term incentive plan of the Company in effect from time to time, as approved by the shareholders of the Company.

“Long-Term Incentive Award” shall mean all long-term incentive awards granted to a Participant by the Board or the Compensation Committee under the Incentive Plan.

“Letter Agreement” means the letter agreement provided to an executive by the Company substantially in the form attached hereto as Exhibit A stating, among other things, that such executive will be a Participant under this Policy and comply with certain confidentiality, non-competition, non-solicitation, non-disparagement and other covenants set forth in such letter agreement.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to a Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to a Participant in the relevant taxable year(s).

“Participants” shall mean those employees of the Company or any Subsidiary who both: (a) the Compensation Committee from time to time designates as Participants in the Plan, and (b) have entered into a Letter Agreement with the Company.

“Performance Period” shall mean the period of performance based on which a Long- Term Incentive Award may be granted or may vest, subject to the satisfaction of performance goals, conditions or metrics for such period determined by the Compensation Committee or the Board.

“Reduced Amount” shall mean the greatest amount of Plan Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

“Restrictive Covenants” shall mean, with respect to a Participant, those non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the Letter Agreement executed and delivered by such Participant pursuant to this Plan.

“Subsidiary” means any subsidiary, affiliate or joint venture of the Company.

“Target Cash Bonus” shall mean a Participant’s most recent target annual cash performance bonus determined by the Company and applicable to the year which includes the Termination Date.

“Termination Date” shall mean, with respect to a Participant: (a) in the case of such Participant’s death, his date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable Termination Notice.

“Termination Event” shall mean the termination of the employee-employer relationship between a Participant and the Company or any Subsidiary by reason of: (a) the resignation of such Participant; (b) the Company’s termination of such Participant; or (c) the death or Disability of such Participant.

“Termination Payment” shall mean an amount equal to: (a) a Participant’s Termination Payment Multiple; multiplied by (b) the sum of: (i) such Participant’s Base Salary; plus (ii) such Participant’s Target Cash Bonus.

“Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Termination Payment.

4.Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Section, clause or other subdivision; (b) reference to any Section or clause, means such Section or clause hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Section and clause headings herein are for convenience only and shall not affect the construction hereof.

5.Termination Without Cause. Except as otherwise set forth in Section 6 and Section 11 and subject to Section 9, in the event a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant), such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus and each of the following:

(a)    a severance payment in an amount equal to such Participant’s Termination Payment, which amount the Company shall pay to Participant in a lump sum (subject to Section 13) as soon as practicable (but not later than thirty (30) days) following the Release Effective Date;

(b)    if such Participant timely and properly elects continuation coverage under COBRA, then such Participant shall be entitled to receive Benefits Continuation until the earliest of: (i) the date which is the number of years following the Termination Date equal to such Participant’s Termination Payment Multiple; (ii) the date such Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such Participant becomes eligible to receive substantially similar coverage from another employer; and

(c)    any unvested Long-Term Incentive Award: (i) that is subject solely to a time-based vesting condition will become vested immediately; and (ii) that is subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable grant or award agreement; provided, that a Participant shall have ninety (90) days or the period specified in the applicable grant or award agreement, whichever is greater, to exercise any rights contained in any such grant or award agreement that are subject to exercise by such Participant (the “Equity Award Acceleration”).

6.Termination Without Cause Following a Change of Control. Subject to Section 9, in the event that a Termination Event with respect to a Participant occurs within three (3) months prior to or in connection with (and in each case subject to the consummation of), or within twelve (12) months following, the date of a Change of Control, by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant), such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus and each of the following:

(a)    a severance payment in an amount equal to such Participant’s Change of Control Termination Payment, which amount the Company shall pay to Participant in a lump sum (subject to Section 13) as soon as practicable (but no later than thirty (30) days) following the Release Effective Date; and

(b)    if such Participant timely and properly elects continuation coverage under COBRA, then such Participant shall be entitled to receive Benefits Continuation until the earliest of: (i) the date which is the number of years following the Termination Date equal to such Participant’s Change of Control Termination Payment Multiple; (ii) the date such Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such Participant becomes eligible to receive substantially similar coverage from another employer.

(c)    any unvested Long-Term Incentive Award: (i) that is subject solely to a time-based vesting condition will become vested immediately; and (ii) that is subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable grant or award agreement; provided, that a Participant shall have ninety (90) days or the period specified in the applicable grant or award agreement, whichever is greater, to exercise any rights contained in any such grant or award agreement that are subject to exercise by such Participant.

To the extent a Participant is entitled to any payments of benefits set forth in this Section 6, such Participant shall not be entitled to any payments or benefits set forth in Section 5.

7.Termination by Reason of Death or Disability. In the event that a Termination Event occurs with respect to a Participant by reason of the death or Disability of such Participant (provided, that a termination by Disability shall mean a termination of such Participant’s employment by the Company pursuant to a Termination Notice specifying the basis of such termination as of such Participant’s Disability), such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus and the Equity Award Acceleration. In the event of a termination by Disability, such Participant shall be entitled to receive from the Company any compensation and/or benefits as may be due or payable to such Participant in accordance with the terms and provisions of any employee benefit plans or programs of the Company. Amounts payable by the Company pursuant to this Section 7 shall be paid to such Participant in a lump sum no later than thirty (30) days following such Participant’s Termination Date.

8.Termination for Cause. In the event that a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary for Cause: (a) such Participant shall be entitled to receive the Accrued Rights; and (b) any unvested Long-Term Incentive Awards shall be forfeited upon such termination.

9.General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Rights, pursuant to Section 5 or Section 6 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed and delivered to the Company a general release in form and substance as attached hereto as Exhibit B (the “General Release”) within thirty (30) days after Participant’s Termination Date (the “Release Execution Period”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, and a Participant shall be entitled to receive such payments and benefits only so long as such Participant has not materially breached any of the provisions of the General Release (as specified in, and subject to, the limitations set forth in Paragraph 3(c) of the General Release) or the Restrictive Covenants without cure of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 13) in accordance with the provisions of Section 5 or Section 6, as applicable. For purposes of this Plan, “Release Effective Date” means the date as of which the General Release, executed by a Participant and delivered to the Company, is no longer subject to revocation, which, if a Participant executes and delivers the General Release within the Release Execution Period, shall be no later than sixty (60) days following such Participant’s Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Plan applied as though such payments commenced immediately upon the termination of such Participant’s employment, and any payments scheduled to be made after the Release Effective Date shall continue as provided herein. Notwithstanding the foregoing, if the Release Execution Period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A of the Code, then none of such payments shall begin until such second calendar year.

10.Termination Notices from Company. For purposes of this Plan, any purported termination of employment of a Participant by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (if applicable), the basis for such termination and the reasonably detailed facts and circumstances claimed to provide a basis for such termination (each, a “Termination Notice”).

11.Accelerated Vesting upon a Change of Control. Upon the occurrence of a Change of Control, with respect to each Participant any unvested Long-Term Incentive Award of such Participant, if at all, in accordance with the applicable grant or award agreement.

12.Excess Parachute Payments.

(a)    Anything in this Plan to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and any Subsidiary and each of their respective affiliates in the nature of compensation to or for a Participant’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject such Participant to the excise tax under Code Section 4999, the Accounting Firm shall determine as required below in this Section 12(a) whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) to the Reduced Amount. The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that such Participant would have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Plan Payments were so reduced. If the Accounting Firm determines that such Participant would not have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Plan Payments were so reduced, then such Participant shall receive all Plan Payments to which such Participant is entitled.

(b)    If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, then the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 12 shall be binding upon the Company and Participant (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following such Participant’s Termination Date. For purposes of reducing the Plan Payments to the Reduced Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from Participant’s Termination Date. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro-rata basis.

(c)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or a Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, such Participant shall pay any such Overpayment to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by a Participant to the Company if and to the extent such payment would not either reduce the amount on which such Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to, or for the benefit of, such Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)    All fees and expenses of the Accounting Firm shall be paid solely by the Company.

13.Compliance with Code Section 409A.

(a)    This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.

(b)    All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 13(c), then such postponed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.

(d)    Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

14.Miscellaneous Provisions

(a)Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance benefits under any other employment agreement, severance agreement or similar agreement between a Participant and the Company: (a) the Plan Payments shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments and benefits due to such Participant under such other agreement; and (b) the Benefits Continuation under this Plan shall be provided only during the period beginning on the last day that such Participant is entitled to similar benefits under such other agreement and ending on the date specified in Section 5(b) or Section 6(b) hereof, as applicable.

(b)Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.

(c)Clawback. Notwithstanding any other provisions in this Plan to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to a Participant pursuant to this Plan which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(d)Waiver. No waiver of any provision of this Plan or any Letter Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Letter Agreement, or the waiver by any person or entity of any breach of this Plan or any Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)Amendment; Termination. The Company may amend or terminate this Plan at any time or from time to time for any reason, provided, that Sections 14(l) and 14(m) of this Plan and the Restrictive Covenants set forth in each Letter Agreement shall survive the termination of this Plan. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of the Plan. For purposes hereof, an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination. Notwithstanding the foregoing: (a) a Participant’s right to receive payments and benefits pursuant to the Plan upon a Termination Event shall not be adversely affected without such Participant’s consent by an amendment or termination of the Plan made within twelve (12) months prior to such Termination Event; and (b) a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a Termination Event occurring in connection with, or within twelve (12)

months following, a Change of Control, shall not be adversely affected without such Participant’s consent by an amendment or termination of this Plan occurring within twelve (12) months before or after such Change of Control. Notwithstanding the foregoing, this Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.

(f)Administration.

(i)    The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(ii)    The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

(g)Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this clause (g) shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.

(h)Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following a Termination Event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

(i)Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

(A)    if to the Company, to:

Urban Edge Properties
210 Route 4 East
Paramus, NJ 07652
Attention: ___________________

(B)    if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.

Each of the Company and a Participant, by notice given to the other in accordance with this Section 14(i), may designate another address or person for receipt of notices delivered pursuant to this Section 14(i).

(j)Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

(k)Severability. The provisions of this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Letter Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Letter Agreement shall not be affected thereby.

(l)Dispute Resolution. Except as necessary for the Company and the Subsidiaries and their respective successors or assigns to specifically enforce or enjoin a breach of the Restrictive Covenants (to the extent such remedies are otherwise available), any controversy, claim, dispute or question arising out of, in connection with or in relation to this Plan or any Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants), at the election and upon written demand of the Company or any Participant, shall be submitted to binding arbitration in New York, New York according to New York law and the rules and procedures of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted hereunder, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. With respect to each such arbitration, each party thereto shall share equally the administrative expenses (filing and arbitrator costs) associated with the arbitration and the prevailing party shall be entitled to reimbursement of such party’s reasonably attorneys’ fees incurred in connection with any such dispute. For the avoidance of doubt, no counsel for any party to any such arbitration shall be disqualified from representing such counsel’s clients in connection therewith as a result of such counsel’s role in negotiating or drafting this Plan. Notwithstanding the foregoing, the dispute resolution procedures set forth in this Section 14(l) shall not apply to any matter which, by the express provisions of this Plan, is to be finally determined by the Compensation Committee.

(m)Governing Law. This Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws provisions thereof, and applicable federal law.

[Severance Plan End]

EXHIBIT A

Form of Letter Agreement

LETTER AGREEMENT
[Date]

Dear [Participant Name]:

We are pleased to inform you that the Board of Directors of Urban Edge Properties, a Maryland real estate investment trust (the “Company”), has determined that, effective as of [Date] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance and Change of Control Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Letter Agreement to the Company and subject to the terms and conditions of the Plan and this Letter Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are detailed in the copy of the Plan that is attached as Exhibit A to this Letter Agreement, and those terms of the Plan are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance benefits in the event that your employment with the Company or any Subsidiary terminates under certain circumstances. By signing this Letter Agreement, and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of this Letter Agreement (including, without limitation, the Restrictive Covenants set forth herein) during your employment and, to the extent required by the Restrictive Covenants, after the termination of your employment regardless of the reason for such termination. Your Termination Payment Multiple shall be [1]x and your Change in Control Termination Payment Multiple shall be [1.5]x.
This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter.

Restrictive Covenants

By signing below, you hereby acknowledge and agree that:

(a)During the term of your employment with the Company or any Subsidiary and thereafter, you will not use, disclose or disseminate any Trade Secrets (as defined below) or other Confidential Information (as defined below) of, or relating to, the Company or any Subsidiary, except: (i) as may be required to perform your Duties during the term of your employment or as required by applicable law or legal process; or (ii) with the prior written consent of the Company.

The obligations in this clause (a) shall: (A) with respect to Trade Secrets, remain in effect as long as the information constitutes a Trade Secret under applicable law; and (B) with respect to Confidential Information, remain in effect so long as such information constitutes Confidential Information. “Confidential Information” means data and information: (i) relating to the Company’s business, regardless of whether the data or information constitutes a Trade Secret; (ii) disclosed to you or of which you became aware of as a consequence of your relationship with the Company or any Subsidiary; (iii) having value to the Company or any Subsidiary; (iv) not generally known to competitors of the Company; and (v) which includes, without limitation, Trade Secrets, methods of operation, information regarding acquisitions and dispositions, tenant (including prospective tenant) and lease information, shareholder information, financial information and projections, personnel data, information of any third party provided to the Company or any Subsidiary which the Company or Subsidiary is obligated to treat as confidential, and similar information; provided, however, that such term shall not mean data or information: (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made without authorization from the Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means. “Trade Secrets” means the then current definition of trade secrets under New York law.

(b)For the [twelve (12)]-month period following your termination or resignation of employment with the Company or any Subsidiary, unless you have obtained the prior written approval of the Board, you will not, unless such solicitation is made on behalf of the Company or any Subsidiary or such solicitation is made with the Company’s prior written consent, directly or indirectly, solicit, recruit, induce or otherwise encourage any employee of the Company or any Subsidiary to: (i) terminate or resign his or her employment relationship with the Company or such Subsidiary (except during your employment in connection with the termination of an employee in a manner consistent with the performance of your Duties and in compliance with the Company’s and its Subsidiaries’ policies); or (ii) be employed by, or otherwise provide consulting or other similar services to, any other person or entity engaged in the Company’s business.

(c)For the [twelve (12)]-month period following your termination or resignation of employment with the Company or any Subsidiary, you will not, whether for your own account or for the account of any other person or entity: (i) intentionally interfere with the Company’s or any Subsidiary’s relationship with; or (ii) endeavor to entice away from the Company or any Subsidiary, any tenant, co-developer or joint venturer of the Company or any Subsidiary.

(d)For the [twelve (12)]-month period following your termination or resignation of employment with the Company or any Subsidiary, unless you have obtained the prior written approval of the Board, or unless such termination or resignation occurs during the twelve (12)-month period following the date of a Change of Control, you will not: (i) in the geographic territory of the United States of America, either: (A) directly or indirectly, as an employee, consultant or otherwise, perform, for or on behalf of a Competing Business (as defined below), services that are the same as, or substantially similar to, the services that you performed for the Company or any Subsidiary; or (B) become employed as the Chief Executive Officer, Chief Financial Officer, President, Vice President, or in any other real estate executive position of a Competing Business; or (ii) have a financial interest in a Competing Business, including, without limitation, as a shareholder, officer, director or principal; provided, however, you may own, directly or indirectly, solely as a passive investment, one percent (1%) or less of any class of securities of any entity traded on any national securities exchange. “Competing Business” means any business the primary business of which is being engaged in by the Company as a principal business as of the Termination Date (including, without limitation, the development, owning and operating of commercial real estate in the principal geographical markets in which the Company operates on the date of termination and the acquisition and disposition of commercial real estate in those markets for the purpose of development, owning and operating such real estate).

(e)During your employment with the Company or any Subsidiary and for the twenty- four (24)-month period following your termination or resignation of employment with the Company or any Subsidiary, you will not to take any action or say anything to any person that disparages the Company or any Subsidiary.

(f)During your employment with the Company or any Subsidiary, you will be subject to, and abide by, all written policies and procedures of the Company provided to you (as the same may be amended from time to time by the Company), including, without limitation, policies regarding the protection of confidential or proprietary information and intellectual property and potential conflicts of interest, except to the extent that such policies and procedures conflict with the other provisions of this Letter Agreement, in which case this Letter Agreement shall control.

(g)As between you and the Company, the Company shall be the sole owner of all the products and proceeds of your services and performance of your Duties including, without limitation, all materials, ideas, concepts, formats, suggestions, developments and other intellectual properties that you may acquire, obtain, develop or create during your employment with the Company or any Subsidiary in connection with your services and performance of your Duties, free and clear of any claims by you (or on your behalf) of any kind or character whatsoever (other than your rights and benefits under this Letter Agreement). You will, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of your services and performance of your Duties (provided, that any such assignment, certificate or instrument shall not require you to assign or transfer any rights in such intellectual property owned by any third party, if any).

(h)You and the Company declare and intend that: (i) the immediately preceding clauses (a) through (g) shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this section titled “Restrictive Covenants” should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, then the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) the territorial and time limitations set forth in this section titled “Restrictive Covenants” are reasonable and properly required for the adequate protection of the business of the Company and its Subsidiaries. In the event that any such territorial or time limitation is deemed to be unenforceable by an arbitrator or a court of competent jurisdiction under applicable law, you agree to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed enforceable. All of the provisions of this section titled “Restrictive Covenants” are in addition to any other written agreements on the subjects covered herein that you may have with the Company or any of its Subsidiaries and are not meant to, and do not, excuse any additional obligations that you may have under such agreements. You acknowledges that: (i) the Company has separately bargained and paid additional consideration for the restrictive covenants set forth in this section titled “Restrictive Covenants;” and (ii) the Company will provide certain benefits to you hereunder and under the Plan in reliance on such covenants in view of the unique and essential nature of the services and Duties you will perform on behalf of the Company and the irreparable injury that would befall the Company should you breach such restrictive covenants.

(i)The confidentiality, non-solicitation, non-competition, non-disparagement, intellectual property rights and other rights of the Company referred to in this section titled “Restrictive Covenants” of this Letter Agreement are each of substantial value to the Company or its Subsidiaries and that any breach of this section titled “Restrictive Covenants” by you could cause irreparable harm to the Company or its Subsidiaries, for which the Company or its Subsidiaries would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company or any of its Subsidiaries under this Letter Agreement, the Plan or otherwise, the Company or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and other equitable relief to specifically enforce your duties and obligations under this Letter Agreement, or to enjoin any breach of this Letter Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

During your employment and for a period of three (3) years thereafter, at the request of the Company, you agree to cooperate with the Company and its Subsidiaries and each of their respective attorneys or other legal representatives in connection with any claim, litigation, or judicial or arbitral proceeding against the Company or any of its Subsidiaries or affiliates by any third party. Your duty of cooperation shall include, but shall not be limited to: (a) meeting with the Company’s or its Subsidiaries’ attorneys or other legal representatives by telephone or in person at mutually convenient times and places in order to state truthfully your knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s or its Subsidiaries’ or their respective attorneys’ request (and, to the extent possible, at a time convenient to you that does not conflict with the needs or requirements of your then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully your knowledge of the matters at issue; and (c) signing at the Company’s request declarations or affidavits that truthfully state the matters of which you have knowledge. Such cooperation will be without additional compensation if you are then employed by the Company or any Subsidiary and for reasonable compensation and subject to his reasonable availability if you are not so employed. The Company shall promptly reimburse you for your actual and reasonable travel or other out-of-pocket expenses (including reasonable attorneys’ fees) that you may incur in cooperating with the Company and its Subsidiaries.

[Remainder of page intentionally left blank]

By signing below, you agree to the terms and conditions set forth herein, including without limitation, the Restrictive Covenants, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; (c) that you agree that any termination benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms, conditions; (d) that the Company may amend or terminate the Plan at any time subject to the limitations set forth in the Plan; and (e) that the Restrictive Covenants shall survive and continue to apply in accordance with their terms notwithstanding any amendment or termination of the Plan (or the benefits to be provided thereunder) in the future.

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements between you and the Company concerning such subject matter.

Congratulations on your eligibility to participate in the Policy.

Urban Edge Properties

By: ______________________________
Name:
Title:

AGREED TO AND ACCEPTED

___________________________________
[Participant Name]

EXHIBIT B

FORM OF
GENERAL RELEASE

This General Release (this “Release”) is entered into on _________, 20__ by ______________ (the “Participant”) and Urban Edge Properties (the “Company”) in consideration of the payments made pursuant to that certain Executive Severance and Change in Control Plan of Urban Edge Properties (“Plan”).

WHEREAS, the Participant’s employment with the Company terminated as of___________, 20___; and

WHEREAS, pursuant to the Plan, the Participant is eligible to receive certain post-termination severance payments and related termination benefits, the receipt of which is expressly conditioned upon the Participant’s execution of this Release Agreement.

NOW THEREFORE, in consideration of the payments set forth in the Plan, the Participant hereby agrees as follows:

1.    REPRESENTATIONS. The Participant represents and agrees that he has had a full and adequate opportunity to discuss and consider the Participant’s claims. Further, the Participant represents and agrees that:

a.    This Release is written in a manner that the Participant understands;

b.    This Release and the promises made herein by the Participant are granted in exchange for consideration which is in addition to anything of value to which the Participant is already entitled;

c.    The Participant has been advised to, by virtue of the receipt of this Release, and has had an opportunity to, consult with an attorney prior to deciding whether to enter into this Release;

d.    The Participant has been given at least twenty-one (21) days within which to consider this Release. In the event the Participant executes this Release prior to the end of the twenty-one (21)-day period, the Participant certifies by that execution that the Participant knowingly and voluntarily waived the right to the full twenty-one (21)-day consideration period, for reasons personal to the Participant, with no pressure by the Company or its representatives to do so; and

e.    The Participant is being provided with seven (7) days following the Participant’s execution of this Release to revoke the Participant’s release of any claim under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”).
Should the Participant elect to revoke the Participant’s release of claims under the ADEA, the Participant shall provide notice to the Company as set forth in Section 5.09 of the Plan. Should the Participant revoke his release of claims under the ADEA, the Participant shall not be entitled to any post-termination severance payments pursuant to Section 3.01 or Section 3.02 of the Plan, as applicable.

2.    NO ADMISSION OF LIABILITY. The Participant agrees and acknowledges that this Release shall never at any time or for any purpose be construed as an admission by the Company of any liability. The Company specifically disclaims any liability to the Participant or to any other person or entity.

3.    GENERAL RELEASE.
a.In exchange for the post-termination payments provided by the Company, as set forth the Plan (as applicable), the Participant, on behalf of the Participant and the Participant’s agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives, hereby releases and forever discharges the Company and any of its affiliates, subsidiaries, and related, parent or successor corporations, its benefit plans and programs, and all of its present and former agents, directors, officers, shareholders, employees, owners, representatives, insurers, administrators, trustees, and attorneys (hereinafter referred to as the “Released Parties”), or any of them, to the full extent permitted by law, from any and all losses, costs, expenses, liabilities, claims, causes of action (in law or in equity), suits, judgments, debts, damages, rights and entitlements of every kind and description (hereinafter collectively referred to as “Released Claims”), whether known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, that the Participant has now or may later claim to have had against the Company or any other Released Party by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time up to and including the date of execution of this Release, including, without limitation, Released Claims arising out of the Participant’s employment or the termination of the Participant’s employment with the Company or any of its affiliates or subsidiaries.
b.This general release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys’ fees and/or costs under the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Worker’s Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Occupational Safety and Health Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act of 2008; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including, without limitation, all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorneys’ fees. The Participant and the Company intend that this release shall discharge all Released Claims against the Company and all other Released Parties to the full and maximum extent permitted by law. The Participant and the Company further agree that to the extent that the waiving of certain claims is prohibited as a matter of law, this Release is not intended to waive any such claims.

c.Except as necessary to enforce the Participant’s rights to any payments due to the Participant pursuant to the terms of the Plan, the Participant covenants and agrees not to bring any claim against the Company or any other Released Party concerning any of the matters covered by this Release. In the event that the Participant breaches this promise, and brings any claim against the Company or any other Released Party concerning any of the matters covered by this Release, except as necessary to enforce the Participant’s rights to any payments due to the Participant pursuant to the terms of the Plan, the Participant shall: (i) forfeit and tender back to the Company all of the post-termination payments provided to the Participant pursuant to the Plan within ten (10) days except for $100.00, unless the Participant’s action is based on the ADEA and/or OWBPA; (ii) provide the Company at least ten (10) days prior to filing any action written notice of any action or proceeding and a copy of the complaint or other document by which such action is to be initiated; and (iii) hold the Company and any other Released Party harmless from any claim asserted in such action and indemnify the Company from all costs and expenses, including attorneys’ fees, arising from the defense of such claim, unless his action is based on the ADEA and/or OWBPA in which case costs and expenses, including attorneys’ fees, are governed by federal law.

d.The dispute resolution provisions set forth in Section 14(l) of the Plan are incorporated herein and apply with equal force to this Release.

IN WITNESS WHEREOF, the Employee has executed this Agreement on the date set forth below.

[PARTICIPANT] ____________________________________________________
Date of Execution:______________________________________